Exhibit 10.1

NOVATOR CAPITAL SPONSOR LTD.

C/O NOVATOR PARTNERS LLP

25 PARK LANE,

MAYFAIR, LONDON W1K 1RA

UNITED KINGDOM

August 26, 2022

Better HoldCo, Inc.

175 Greenwich St, 59th Floor

New York, NY 10007

Attention: Vishal Garg

Email: vgarg@better.com

Aurora Acquisition Corp.

20 North Audley Street

London W1K 6LX

United Kingdom

Attention: Khurram Kayani

Email: Khurram@novatorcapital.com

Ladies and Gentlemen:

We refer to that certain Bridge Note Purchase Agreement, dated as of November 29, 2021 (the “Note Purchase Agreement”), by and among Better HoldCo, Inc. (the “Company”), Aurora (as defined below), SB Northstar LP, a Cayman Islands exempted limited partnership (“SB”), and Novator Capital Sponsor Ltd., a Cyprus limited liability company (“Novator”), pursuant to which the Company issued to SB and Novator certain promissory notes (the “Notes”). All capitalized terms not defined in this letter agreement (this “Letter Agreement”) will have the meanings set forth in the Note Purchase Agreement.

Pursuant hereto, the Company, Novator and Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Aurora”), as applicable, hereby agree as follows:

1.     Maturity Date Extension. The Company and Novator hereby agree to extend the Maturity Date of the Notes held by Novator from December 2, 2022 to March 8, 2023, subject to receipt by the Company and Novator of SB’s affirmative written consent to extend the Maturity Date to March 8, 2023 (and the actual extension thereof) in respect of the Notes held by SB (the “Notes Maturity Extension”).

2.    Conversion Rate.

(a)   Subject to receipt by the Company of the affirmative vote of a majority of the holders of Registrable Securities (as such term is defined in the Eighth Amended and Restated Investors Rights Agreement, dated as of November 2, 2020, by and among the Company and the investors party thereto) (the “Requisite Consent”), the Company hereby agrees that, on the Maturity Date (as may be extended pursuant to the Notes Maturity Extension), if the Mergers have been not consummated, then Novator shall be entitled (at its option and without limiting its rights under the Note Purchase Agreement and the Notes) to (x) exchange $75 million of its $100 million aggregate principal amount of Notes for a number of newly issued shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation (as defined below), and (y) the remaining $25 million of Novator’s Notes shall be exchanged for a number of shares of Company preferred stock at a per share price based on the Pre-Money

Valuation (subclauses (x) and (y), the “Exchange”). In connection with the Exchange, the Company represents and covenants that such shares of common stock and preferred stock of the Company, as applicable, when issued in the Exchange, will be duly authorized, fully paid, and non-assessable. Upon the Exchange, all outstanding amounts under such Note will automatically be deemed satisfied and discharged in full, and such Note will be no longer outstanding and will be cancelled, extinguished and retired and the holder thereof will cease to have any rights with respect thereto, except for the express rights to receive shares of the Company’s common stock and preferred stock, as applicable, in the Exchange. For purposes of this Section 2(a), the term “Pre-Money Valuation” means the $6.9 billion pre-money equity valuation of the Company based on the aggregate amount of fully diluted shares of Company common stock on an as-converted basis (excluding, for the avoidance of doubt, the Exchange or any conversion of the Notes) as of the date of the Exchange.

(b)  The Company agrees to use reasonable best efforts to obtain the Requisite Consent as promptly as possible following the date of this Letter Agreement, and in any event, prior to the Maturity Date (as may be extended pursuant to the Notes Maturity Extension).

3.    Additional Note Commitment Amendment.

(a)  Novator and Aurora hereby agree to amend that certain Subscription Agreement, dated as of May 10, 2021, by and among Aurora and Novator (as so amended by Amendment No. 1, dated as of November 30, 2021, and as further amended, modified, supplemented or waived from time to time in accordance with its terms, (the “Sponsor Subscription Agreement”), such that Novator shall have the right, but not the obligation, to fund the Total Sponsor Note Commitment in respect of the Convertible Notes (as such terms are defined in the Sponsor Subscription Agreement) on the Closing Date (as defined therein) pursuant to Section 1.3 of the Sponsor Subscription Agreement (the “Additional Commitment Option”). The Company hereby consents to the Additional Commitment Option, and such consent is represented by the Company’s execution of this letter. Novator and Aurora mutually agree that no other amendments or modifications are hereby made to the Sponsor Subscription Agreement, which otherwise remains in full force and effect.

(b)  Aurora also hereby agrees that, in the event that Novator does not fund all or a portion of the Total Sponsor Note Commitment pursuant to the Additional Commitment Option, SB’s Total Note Commitment in respect of the Convertible Notes (as such terms are defined in that certain Subscription Agreement, dated as of May 10, 2021 (as so amended by Amendment No. 1, dated as of November 30, 2021, and as further amended, modified, supplemented or waived from time to time in accordance with its terms, the “SB Subscription Agreement”)) (i) shall be reduced on a dollar-for-dollar basis by the amount of the Total Sponsor Note Commitment that is not funded by Novator and (ii) SB shall be under no obligation to fund any shortfall in the Sponsor Note Purchase Amount (as defined in the SB Subscription Agreement) arising from Section 3(a) above, such that if Novator elects not to fund in full the Total Sponsor Note Commitment, then SB’s Total Note Commitment Amount shall be reduced to $550,000,000. Following the date of this Letter Agreement, Aurora shall take all reasonably necessary steps to amend the SB Subscription Agreement to reflect the foregoing.

4.    Miscellaneous. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws that would require or permit the application of Laws of another jurisdiction. Sections 10.1, 10.2, 10.5, 10.6, 10.8, 10.9, 10.10, 10.11, 10.14-10.19 of the Note Purchase Agreement are hereby incorporated by reference mutatis mutandis herein.

[Signature page to follow]

Sincerely,

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou

Name:	Pericles Spyrou
Title:	Director

The above provisions of this Letter Agreement are hereby accepted and agreed as of the date hereof.

BETTER HOLDCO, INC.

By:	/s/ Vishal Garg

Name:	Vishal Garg
Title:	Chief Executive Officer

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet

Name:	Arnaud Massenet
Title:	Chief Executive Officer

[Signature page to Letter Agreement]